Exhibit 4.3


                             AMENDMENT NUMBER TWO
                                      TO
                           THE RITE AID 401(k) PLAN

         WHEREAS, Rite Aid Corporation ("Corporation") has the authority under The Rite Aid 401(k) Plan ("Plan") to amend the Plan, except in certain respects not material hereto; and

         WHEREAS, the Plan was completely amended and restated effective January 1, 2001 and has since been amended; and

         WHEREAS, the Corporation now desires to amend the Plan, effective as of January 1, 2002, to provide for a change to the definition of disability for purposes of disability retirement to refer to a determination by the Social Security Administration to simplify benefit claims administration under the Plan.

            NOW, THEREFORE, effective as of January 1, 2002, the Plan is hereby amended as follows:

            1. Section 1.63 of the Plan is hereby amended in its entirety to read as follows:

               " 'Total and Permanent Disability' means a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which renders him incapable of continuing his usual and customary employment with the Employer. The disability of a Participant shall be determined by a licensed physician chosen by the Administrator. The determination shall be applied uniformly to all Participants. Notwithstanding the foregoing, effective for claims filed on and after January 1, 2002, Total and Permanent Disability means the condition of a Participant who is determined to be eligible for Social Security disability benefits by the Social Security Administration."

            2. In all other respects, the provisions of the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, this Amendment to the Plan has been executed this 9th day of December, 2002.

                                                     RITE AID CORPORATION


                                                     By: /s/ Keith W. Lovett
                                                        ------------------------
                                                        Senior Vice President